Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Scot Jafroodi Vice President, Chief Financial Officer and Treasurer Insteel Industries Inc. (336) 786-2141

INSTEEL INDUSTRIES REPORTS THIRD QUARTER 2025 RESULTS

MOUNT AIRY, N.C., July 17, 2025 – Insteel Industries Inc. (NYSE: IIIN) (“Insteel” or the “Company”), the largest manufacturer of steel wire reinforcing products for concrete construction applications in the United States, today announced financial results for its third quarter of fiscal 2025 ended June 28, 2025.

Third Quarter 2025 Highlights

●	Net earnings of $15.2 million, or $0.78 per share
●	Net sales of $179.9 million
●	Gross profit of $30.8 million, or 17.1% of net sales
●	Operating cash flow of $28.2 million
●	Net cash balance of $53.7 million and no debt outstanding as of June 28, 2025
●	Navigating near-term challenges with cautiously optimistic outlook

Third Quarter 2025 Results

Net earnings for the third quarter of fiscal 2025 increased to $15.2 million, or $0.78 per share, from $6.6 million, or $0.34 per share, for the same period a year ago. The results for the current quarter include $0.9 million in restructuring charges and acquisition-related costs, which collectively reduced net earnings per share by $0.03. Insteel’s third quarter performance was driven by higher shipments of its concrete reinforcement products along with wider spreads between selling prices and raw material costs, partially offset by an increase in selling, general and administrative expense driven by higher incentive plan expense.

Net sales rose 23.4% to $179.9 million from $145.8 million in the prior year quarter, driven by an 11.7% rise in average selling prices and a 10.5% increase in shipments. Higher average selling prices reflect pricing actions taken across all product lines to recover escalating raw material and operating costs. The rise in shipments was driven by the incremental volume generated from acquisitions completed earlier in the year and improved demand in construction markets. Sequentially, average selling prices increased by 8.2% from the second quarter of fiscal 2025, while shipments were up 3.5%. Gross profit improved to $30.8 million from $15.4 million in the prior year quarter, and gross margin expanded to 17.1% from 10.6%, reflecting the improvement in market conditions.

Operating activities generated $28.2 million of cash during the quarter compared with $18.7 million in the prior year quarter due to a combination of higher net earnings and the relative change in net working capital. Net working capital provided $9.4 million in the current year, compared to $7.8 million in the prior year quarter.

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1373 BOGGS DRIVE, MOUNT AIRY, NC 27030/PHONE: (336) 786-2141/FAX: (336) 786-2144

WWW.INSTEEL.COM

Nine Month 2025 Results

Net earnings for the first nine months of fiscal 2025 were $26.5 million, or $1.35 per diluted share, compared with $14.6 million, or $0.75 per share, for the same period a year ago. Insteel’s earnings for the current year period reflect $2.5 million of restructuring charges and acquisition-related costs, which collectively reduced net earnings per share by $0.10.

Net sales increased to $470.3 million from $394.9 million for the prior year period, driven by a 16.5% increase in shipments and a 2.2% rise in average selling prices. Gross profit increased to $64.8 million from $37.4 million in the same period a year ago, and gross margin widened to 13.8% from 9.5% due to improved conditions in reinforcing markets. Operating activities generated $44.2 million of cash compared with $42.0 million in the prior year period due to a combination of higher net earnings and the relative change in net working capital.

Capital Allocation and Liquidity

Capital expenditures for the first nine months of fiscal 2025 decreased to $6.5 million from $17.5 million in the comparable prior year period. Capital outlays for fiscal 2025 are expected to total up to approximately $11.0 million, primarily focused on cost and productivity improvement initiatives as well as recurring maintenance requirements. During fiscal 2025, the Company’s investment program in its facilities was temporarily slowed by integration activities related to recent acquisitions.

Insteel ended the quarter debt-free with $53.7 million of cash and no borrowings outstanding on its $100.0 million revolving credit facility.

Outlook

“As we had previously indicated, we experienced sourcing challenges during our third quarter related to reduced domestic capacity to produce steel wire rod, our primary raw material,” said H.O. Woltz III, President and CEO of Insteel. “Reduced domestic supplies of wire rod disrupted our production schedules, extended lead times, and impacted our ability to fully meet customer demand. As we indicated we would do, we turned to international markets to fill the supply gap, which will ease supply constraints moving forward into the fourth quarter.

“Alongside these availability challenges, we experienced sharply escalating wire rod prices in both domestic and international markets. Contributing to the upward pressure on prices was the unexpected decision by the Administration to double the Section 232 tariff on steel imports, which will affect our cost for substantial quantities of offshore purchases and require disciplined pricing strategies moving forward as we seek to recover higher costs in our markets.”

Mr. Woltz continued, “Despite these challenges, we remain confident in our business outlook. Our recent acquisitions are meaningfully contributing to our performance by enhancing shipment volumes and improving our competitive positioning in certain geographies. We are encouraged that customers generally express optimism about their business prospects, and demand has improved, even as broader macroeconomic indicators for the construction activity suggest a more cautious environment. That said, we are taking proactive steps to manage our costs and remain confident in our long-term competitive positioning.”

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Conference Call

Insteel will hold a conference call at 10:00 a.m. ET today to discuss its third quarter financial results. A live webcast of this call can be accessed on Insteel’s website at https://investor.insteel.com and will be archived for replay.

About Insteel

Insteel is the nation’s largest manufacturer of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets prestressed concrete strand and welded wire reinforcement, including engineered structural mesh (“ESM”), concrete pipe reinforcement and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products and concrete contractors for use, primarily, in nonresidential construction applications. Headquartered in Mount Airy, North Carolina, Insteel operates eleven manufacturing facilities located in the United States.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes,” “anticipates,” “expects,” “estimates,” “appears,” “plans,” “intends,” “may,” “should,” “could” and similar expressions are intended to identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, they are subject to several risks and uncertainties, and we can provide no assurances that such plans, intentions or expectations will be implemented or achieved. Many of these risks and uncertainties are discussed in detail in our Annual Report on Form 10-K for the year ended September 28, 2024 and may be updated from time to time in our other filings with the U.S. Securities and Exchange Commission (the “SEC”).

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made, and we do not undertake any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as may be required by law.

It is not possible to anticipate and list all risks and uncertainties that may affect our business, future operations or financial performance; however, they include, but are not limited to, the following: general economic and competitive conditions in the markets in which we operate, including uncertainty over global trade policies and the financial impact of related tariffs and retaliatory tariffs; changes in the spending levels for nonresidential and residential construction and the impact on demand for our products; changes in the amount and duration of transportation funding provided by federal, state and local governments and the impact on spending for infrastructure construction and demand for our products; the cyclical nature of the steel and building material industries; credit market conditions and the relative availability of financing for us, our customers and the construction industry as a whole; the impact of rising interest rates on the cost of financing for our customers; fluctuations in the cost and availability of our primary raw material, hot-rolled carbon steel wire rod, from domestic and foreign suppliers; competitive pricing pressures and our ability to raise selling prices in order to recover increases in raw material or operating costs; changes in United States or foreign trade policy affecting imports or exports of steel wire rod or our products; unanticipated changes in customer demand, order patterns and inventory levels; the impact of fluctuations in demand and capacity utilization levels on our unit manufacturing costs; our ability to further develop the market for ESM and expand our shipments of ESM; legal, environmental, economic or regulatory developments that significantly impact our business or operating costs; unanticipated plant outages, equipment failures or labor difficulties; the impact of cybersecurity breaches and data leaks: and the “Risk Factors” discussed in our Annual Report on Form 10-K for the year ended September 28, 2024, and in other filings made by us with the SEC.

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INSTEEL INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except for per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	June 28,	June 29,	June 28,	June 29,
	2025	2024	2025	2024

Net sales	$179,886	$145,775	$470,262	$394,894
Cost of sales	149,114	130,387	405,432	357,521
Gross profit	30,772	15,388	64,830	37,373
Selling, general and administrative expense	10,607	7,879	29,294	22,121
Restructuring charges, net	843	-	2,201	-
Acquisition costs	27	-	325	-
Other (income) expense, net	(16)	15	(12)	2
Interest expense	14	19	40	76
Interest income	(472)	(1,245)	(1,574)	(4,051)
Earnings before income taxes	19,769	8,720	34,556	19,225
Income taxes	4,610	2,155	8,086	4,589
Net earnings	$15,159	$6,565	$26,470	$14,636

Net earnings per share:
Basic	$0.78	$0.34	$1.36	$0.75
Diluted	0.78	0.34	1.35	0.75

Weighted average shares outstanding:
Basic	19,476	19,500	19,485	19,502
Diluted	19,553	19,568	19,544	19,579

Cash dividends declared per share	$0.03	$0.03	$1.09	$2.59

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INSTEEL INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	(Unaudited)				(Unaudited)
	June 28,	March 29,	December 28,	September 28,	June 29,
	2025	2025	2024	2024	2024
Assets
Current assets:
Cash and cash equivalents	$53,665	$28,424	$35,951	$111,538	$97,745
Accounts receivable, net	83,264	79,792	49,442	58,308	61,234
Inventories	119,171	96,033	98,670	88,840	89,379
Other current assets	7,442	6,536	8,422	8,608	8,766
Total current assets	263,542	210,785	192,485	267,294	257,124
Property, plant and equipment, net	131,083	133,944	136,379	125,540	127,889
Intangibles, net	17,034	17,514	17,998	5,341	5,528
Goodwill	37,755	37,755	35,641	9,745	9,745
Other assets	22,478	21,862	22,196	14,632	14,329
Total assets	$471,892	$421,860	$404,699	$422,552	$414,615

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$73,424	$42,998	$36,724	$37,487	$34,827
Accrued expenses	16,301	11,427	10,360	9,547	9,888
Total current liabilities	89,725	54,425	47,084	47,034	44,715
Other liabilities	25,959	26,022	25,965	24,663	23,885
Commitments and contingencies
Shareholders' equity:
Common stock	19,410	19,412	19,431	19,452	19,445
Additional paid-in capital	88,368	87,959	86,919	86,671	85,599
Retained earnings	249,038	234,650	225,908	245,340	241,254
Accumulated other comprehensive loss	(608)	(608)	(608)	(608)	(283)
Total shareholders' equity	356,208	341,413	331,650	350,855	346,015
Total liabilities and shareholders' equity	$471,892	$421,860	$404,699	$422,552	$414,615

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INSTEEL INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	June 28,	June 29,	June 28,	June 29,
	2025	2024	2025	2024
Cash Flows From Operating Activities:
Net earnings	$15,159	$6,565	$26,470	$14,636
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	4,694	3,837	13,726	11,412
Amortization of capitalized financing costs	12	12	38	38
Stock-based compensation expense	427	508	2,115	1,903
Deferred income taxes	(548)	869	(541)	3,638
Asset impairment charges	408	-	1,001	-
Loss on sale and disposition of property, plant and equipment	52	26	86	50
Increase in cash surrender value of life insurance policies over premiums paid	(458)	-	(152)	(1,029)
Net changes in assets and liabilities (net of assets and liabilities acquired):
Accounts receivable, net	(3,472)	(5,685)	(24,956)	2,190
Inventories	(23,138)	3,151	(17,861)	13,927
Accounts payable and accrued expenses	36,035	10,367	42,612	(2,492)
Other changes	(972)	(912)	1,632	(2,295)
Total adjustments	13,040	12,173	17,700	27,342
Net cash provided by operating activities	28,199	18,738	44,170	41,978

Cash Flows From Investing Activities:
Acquisition of businesses	(600)	-	(72,056)	-
Capital expenditures	(1,597)	(3,235)	(6,490)	(17,460)
Increase in cash surrender value of life insurance policies	(109)	(45)	(471)	(443)
Proceeds from sale of assets held for sale	57	-	57	-
Proceeds from sale of property, plant and equipment	62	1	99	4
Proceeds from surrender of life insurances policies	20	20	50	25
Net cash used for investing activities	(2,167)	(3,259)	(78,811)	(17,874)

Cash Flows From Financing Activities:
Proceeds from long-term debt	88	96	223	230
Principal payments on long-term debt	(88)	(96)	(223)	(230)
Cash dividends paid	(582)	(584)	(21,178)	(50,359)
Payment of employee tax withholdings related to net share transactions	(47)	(101)	(150)	(262)
Cash received from exercise of stock options	62	-	62	428
Repurchases of common stock	(224)	(994)	(1,966)	(1,836)
Net cash used for financing activities	(791)	(1,679)	(23,232)	(52,029)

Net increase (decrease) in cash and cash equivalents	25,241	13,800	(57,873)	(27,925)
Cash and cash equivalents at beginning of period	28,424	83,945	111,538	125,670
Cash and cash equivalents at end of period	$53,665	$97,745	$53,665	$97,745

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Income taxes, net	$4,876	$2,543	$5,153	$3,267
Non-cash investing and financing activities:
Purchases of property, plant and equipment in accounts payable	1,435	2,624	1,435	2,624
Restricted stock units and stock options surrendered for withholding taxes payable	47	101	150	262

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